Exhibit 99.4

INTELSAT, LTD.

LETTER TO

DEPOSITORY TRUST COMPANY PARTICIPANTS
FOR
OFFER FOR ALL OUTSTANDING
$400,000,000 5 1/4% SENIOR NOTES DUE NOVEMBER 1, 2008
IN EXCHANGE FOR
REGISTERED
$400,000,000 5 1/4% SENIOR NOTES DUE NOVEMBER 1, 2008
AND
$700,000,000 6 1/2% SENIOR NOTES DUE NOVEMBER 1, 2013
IN EXCHANGE FOR
REGISTERED
$700,000,000 6 1/2% SENIOR NOTES DUE NOVEMBER 1, 2013

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 200  (THE “EXPIRATION DATE”) UNLESS THE EXCHANGE OFFER IS EXTENDED, IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS OF OUTSTANDING NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Depository Trust Company Participants:

      We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Intelsat, Ltd. (the “Company”) to exchange up to $400,000,000 aggregate principal amount of its 5 1/4% Senior Notes due 2008 (the “New 2008 Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $400,000,000 aggregate principal amount of its outstanding 5 1/4% Senior Notes due 2008 (the “Outstanding 2008 Notes”) and to exchange up to $700,000,000 aggregate principal amount of its 6 1/2% Senior Notes due 2013 (the “New 2013 Notes” and, together with the New 2008 Notes, the “New Notes”), which have been registered under the Securities Act, for up to $700,000,000 aggregate principal amount of its 6 1/2% Senior Notes due 2013 (the “Outstanding 2013 Notes” and, together with Outstanding 2008 Notes, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Company’s prospectus dated                     , 200  (the “Prospectus”) and the related Letter of Transmittal.

      We are enclosing copies of the following documents:

1.	Prospectus dated , 200 ;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Letter to Clients (of the Registered Holder); and

5.	Instruction to Registered Holder from Beneficial Owner (“Instruction Letter”).

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 200 , unless extended by the Company.

      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

      Pursuant to the Letter of Transmittal, each holder of Outstanding Notes (a “Holder”) will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Brown & Wood LLP no-action letter (available February 7, 1997), the Shearman & Sterling no-action letter (available July 2, 1993), the K-III Communications Corporation no-action letter (available May 14, 1993), the Morgan Stanley & Co. Incorporated no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      The enclosed Instruction Letter contains an authorization by the beneficial owner of the Outstanding Notes for you to make the foregoing representations and warranties.

      The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of Outstanding Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

      Any inquiries you may have relating to the Exchange Offer and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

The Bank of New York
101 Barclay Street, Floor 7E
Corporate Trust Operations
Reorganization Unit
New York, NY 10286
By Facsimile: (212) 298-1915 (Attention Reorganization Unit)
By Telephone: (212) 815-5788

Very truly yours,

INTELSAT, LTD.

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